Press Release

ROMA FINANCIAL CORPORATION ANNOUNCES THIRD QUARTER 2009 EARNINGS

Robbinsville, New Jersey, November 4, 2009 – Roma Financial Corporation (NASDAQ GS: ROMA) (the “Company”), the holding company of Roma Bank and RomAsia Bank, announced today its results of operation for the three and nine months ended September 30, 2009. Net income attributable to Roma Financial Corporation for the three and nine months ended September 30, 2009 was $1.1 million and $2.5 million, respectively, or $.04 and $.08 per diluted share, compared to $1.0 million and $3.4 million, or $.03 and $.11 per diluted share, respectively for the same periods of the prior year.

At September 30, 2009 the Company’s consolidated assets increased 17.6% to $1.3 billion compared to $1.1 billion at December 31, 2008, deposits increased 26.5% to $966.4 million and equity increased to $215.3 million from $213.0 million at December 31, 2008.

“We are pleased to report that net income approximately doubled in the current quarter, compared to the quarter ended June 30, 2009, and was slightly better than in the third quarter of 2008”, commented Peter A. Inverso, President and CEO.

He added, “As previously reported, net income in the second quarter was impacted by a substantial increase in federal deposit insurance premiums of approximately $1.1 million. However, the benefit of approximately a $900 thousand reduction in federal deposit insurance premiums in the current quarter was fully absorbed by the need to increase the provision for loan losses, principally, to reflect diminution of collateral values securing certain of our non performing loans. A 12.6% increase in net interest income, as compared to the three months ended June 30, 2009, drove the increase in net income, as non-interest costs were well contained in the quarter. Non-interest expense, other than deposit insurance premiums, increased slightly by 2%, as compared to the three months ended June 30, 2009”.

Further, he added, “Compared to the same quarter in 2008, net income was virtually unchanged, despite a notable increase in net interest income of $1.6 million. Higher loan loss provisions, deposit insurance premiums and additive costs of last year’s branch expansions contributed to a 12.2% increase in non-interest expense in the current quarter. On a year to date basis, compared to last year, net income in the current nine months was down approximately $900 thousand, with increases in loan loss provisions, deposit insurance premiums and branch expansions costs offsetting a 14.5% improvement of $3.0 million in net interest income”.

“While the pace of deposit growth slowed during the quarter, aggregate deposits reached another record level of $966.4 million compared to $931.5 million at the end of the second quarter and lifted total assets to another record level. Our residential and commercial portfolios advanced during the quarter as borrowers were attracted by low interest rates. However, overall, we have experienced diminished loan demand and seen a contraction in the pool of qualified borrowers.

As the recession continues to strain the economy, its effects are felt in our level of non-performing loans which increased by $1.6 million to $16.1 million, as compared to $14.5 million at June 30, 2009. As we cited in the past, the judicial system is clogged, delaying the judicial disposition of defaulted loans. Consequently, we are unable to get any traction in lowering our level of non-performing loans”, concluded Inverso.

Shares of the Company began trading on July 12, 2006, on the NASDAQ Global Select Market under the symbol “ROMA.”

Roma Financial Corporation (NASDAQ:ROMA) is the holding company of Roma Bank, a community bank headquartered in Robbinsville, New Jersey and RomAsia bank headquartered in Monmouth Junction, New Jersey. Roma Bank has been serving families, businesses and the communities of Central New Jersey for over 87 years with a complete line of financial products and services, and today Roma Bank operates branch locations in Mercer, Burlington and Ocean counties in New Jersey. RomAsia Bank commenced operations on June 23, 2008 and operates from one location in Monmouth Junction. Visit Roma online at www.romabank.com.

Forward Looking Statements

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.